Exhibit 99.1

PRESSRELEASE www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		09-011

Date: May 5, 2009	Contact: Title:	Tony Tripodo Chief Financial Officer
Helix Reports First Quarter 2009 Results
HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $53.5 million or $0.50 per diluted share, for the first quarter of 2009 compared with net income of $73.1 million, or $0.77 per diluted share, for the same period in 2008, and a net loss of $861.2 million, or $(9.48) per diluted share, in the fourth quarter of 2008.
First quarter 2009 results included the following items:
•	Non-cash charges related to our convertible preferred stock, which reduced our net income applicable to common stock, totaling $53.4 million.

•	$73.5 million from the reversal of prior years’ accruals associated with disputed oil and gas royalties, based on a favorable court decision in early 2009.

•	$54.6 million in unrealized gains associated with mark-to-market accounting treatment for our remaining 2009 natural gas hedges, which will be cash settled over the remainder of the year.
The impact of these three items in the first quarter, net of income taxes, was $0.28 per share.
Owen Kratz, President and Chief Executive Officer of Helix, stated, “Helix’s Contracting Services business recorded a much improved increase in gross margins to 20% from the fourth quarter level of 15% as we continue to focus on operational efficiencies. Our Contracting Services business realized lower revenues in the first quarter compared to the fourth quarter due to a combination of factors, including seasonal declines, scheduled vessel maintenance, and lower vessel capacity and utilization. We were able to increase our oil and gas production nicely in the first quarter as production totaled 11.9 billion cubic feet of natural gas equivalent (Bcfe) as compared to 6.4 Bcfe in the fourth quarter of 2008. Furthermore, we exited the quarter at average daily production rate approximating pre-Ike levels after adjusting for the sale of Bass Lite and East Cameron 316. Nonetheless, a significant amount of production from our Noonan gas field remains curtailed as a result of delays on certain hurricane-related pipeline repairs. Our focus continues to be on balance sheet management and as a result, our net debt balances decreased by $48 million in the first quarter.”

Summary of Results (1)
(in thousands, except per share amounts and percentages, unaudited)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

Revenues	$570,975	$441,769	$534,439

Gross Profit:

Operating	$161,686	$137,194	$85,142

	28%	31%	16%

Oil and Gas Impairments	—	(16,723)	(192,620)

Exploration Expense	(476)	(1,888)	(27,072)

Total	$161,210	$118,583	$(134,550)

Goodwill and Other Intangible Impairments	—	—	$(704,311)

Net Income (Loss) Applicable to Common Shareholders	$53,450	$73,084	$(861,154)

Diluted Earnings (Loss) Per Share	$0.50	$0.77	$(9.48)

Adjusted EBITDAX (2)	$267,042	$238,764	$118,100

(1)
Results of Helix RDS Limited, our former reservoir consulting business, included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)	Non-GAAP measure. See reconciliation attached hereto.
Fourth quarter 2008 results from continuing operations included non-cash, pre-tax charges of $896.9 million ($9.14 per diluted share), including $704.3 million ($7.76 per diluted share) associated with a reduction in the carrying value of goodwill and $192.6 million ($1.38 per diluted share) related to reductions in the carrying values of certain oil and gas properties. Furthermore, we incurred non-cash, pre-tax exploration charges of $26.6 million ($0.19 per diluted share) primarily related to two suspended exploratory wells drilled in prior years that were no longer considered economical to develop. Finally, we recorded a $6.7 million pre-tax loss ($0.05 per diluted share) associated with the sale of our interest in the Bass Lite field located in Atwater Valley Block 426 in December 2008.
First quarter 2008 results included oil and gas impairments of $16.7 million ($0.11 per diluted share) related primarily to the unsuccessful Devil’s Island development well.

Segment Information, Operational and Financial Highlights (1)
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Revenues:
Contracting Services	$230,855	$174,718	$293,135
Shelf Contracting	207,053	144,571	261,656
Oil and Gas (2)	160,181	171,051	46,022
Intercompany Eliminations	(27,114)	(48,571)	(66,374)

Total	$570,975	$441,769	$534,439

Income loss from Operations:
Contracting Services	$29,229	$20,181	$29,035
Shelf Contracting	20,932	7,548	69,946
Production Facilities	(134)	(138)	(285)
Oil and Gas (2)	71,050	128,528	(55,878)
Gain on Oil and Gas Derivative Commodity Contracts	74,609	—	18,894
Oil and Gas Impairments	—	(16,723)	(192,620)
Exploration Expense	(476)	(1,888)	(27,072)
Goodwill and Other Intangible Impairments	—	—	(704,311)
Intercompany Eliminations	(290)	(3,980)	(4,317)

Total	$194,920	$133,528	$(866,608)

Equity in Earnings of Equity Investments	$7,503	$10,816	$6,132

(1)
Results of Helix RDS Limited, our former reservoir consulting business, are included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)	Included $73.5 million from the reversal of prior years’ accruals associated with disputed oil and gas royalties based on favorable court decision in the first quarter of 2009.
Contracting Services
•
Subsea construction revenues decreased in the first quarter of 2009 compared with the fourth quarter of 2008 due to lower capacity and utilization for our vessels under long term charters (79% compared with 86%). In addition, our robotics business also experienced lower asset utilization (64% compared with 80%) in the first quarter of 2009 compared with the fourth quarter of 2008.

•
Our well operations business experienced decreased revenues in the first quarter of 2009 compared with the fourth quarter of 2008 primarily related to downtime associated with scheduled maintenance and thruster upgrades for the Q4000.

•	Gross profit margins for Contracting Services increased in the first quarter of 2009 over the fourth quarter of 2008 due primarily to improved performance on international construction projects.

•
On April 27th we closed the sale of Helix RDS Limited to Baker Hughes for $25 million. Accordingly, the Helix RDS Limited results are reflected as discontinued operations in our comparative condensed consolidated statements of operations. In the first quarter of 2009, Helix RDS’ operating results was a loss of $0.02 per share.

Shelf Contracting (Cal Dive)
•
Cal Dive’s operating results decreased in the first quarter of 2009 compared with the fourth quarter of 2008 due to normal seasonal factors as well as vessel downtime related to scheduled regulatory drydock activity and maintenance. Results for the first of quarter 2009 improved over the first quarter of 2008 due to increased vessel utilization as a result of increased international diving activity and demand for hurricane related services.

Oil and Gas
•
Oil and Gas revenues for the first quarter of 2009 of $160 million were substantially higher than the fourth quarter of 2008 due primarily to increased production levels as well as the reversal of accrued royalties previously mentioned. Production in the first quarter of 2009 totaled 11.9 Bcfe compared with 6.4 Bcfe in the fourth quarter of 2008. The average prices realized for our gas sales volumes, including the effect of hedge contracts, totaled $5.35 per thousand cubic feet of gas (Mcf) in the first quarter of 2009 compared with $6.32 per Mcf in the fourth quarter of 2008. For our oil sales volumes, including the effects of hedge contracts, we realized $57.82 per barrel in the first quarter of 2009 compared with $49.08 per barrel in the fourth quarter of 2008. A number of our fields continue to experience shut-in or curtailed production reflecting the delay by third parties in making certain repairs to their hurricane damaged pipelines and infrastructure. As a result of these continued delays, our remaining 2009 natural gas derivative contracts no longer qualify for hedge accounting treatment and are recorded on a mark-to market basis through earnings. Our first quarter operating results included a total of $74.6 million of gains associated with our natural gas derivative contracts, including $54.6 million of unrealized gains that will be cash settled over the remainder of 2009 in accordance with the original terms of the contracts. Our remaining 2009 crude oil derivative contracts continue to qualify for hedge accounting treatment.

•
Presently our oil and gas production approximates 140 million cubic feet of natural gas equivalent per day (MMcfe/d), which equals pre-Hurricane Ike production rates, adjusting for the sale of our interest in the Bass Lite and East Cameron 316 fields.

•
In the first quarter of 2009, the Company sold its interest in its East Cameron 316 field for total gross proceeds of $18 million. The Company recorded a $0.7 million gain on the sale. In the first and second quarters of 2008, the Company sold a 30% working interest in its Bushwood discoveries in two separate transactions for total cash consideration of approximately $183 million, an obligation of the purchasers to pay their 30% share of all related future capital expenditures and an obligation to pay up to an additional $20 million based on reaching production milestones. The first transaction for 20% closed March 31, 2008 and resulted in a gain of $61.1 million in the first quarter of 2008. The second transaction for 10% closed on April 23, 2008 and resulted in a gain of $30.5 million in the second quarter of 2008.

Other Expenses
•
Selling, general and administrative expenses were 7.2% of revenue in the first quarter of 2009, 7.5% in the fourth quarter of 2008, and 9.2% in the first quarter of 2008, after adjusting for severance costs related to the resignation of our former CEO. The improvement over the fourth quarter reflects our focused effort to reduce spending in light of the continued weak economic environment.

•
Net interest expense and other decreased to $22.2 million in the first quarter of 2009 from $28.0 million in the fourth quarter of 2008 due primarily to $3.7 million of lower net hedging losses and $4.2 million of lower realized foreign exchange losses. Further, net interest expense decreased to $22.0 million in the first quarter of 2009 compared with $24.3 million in the fourth quarter of 2008 due primarily to both lower levels of gross debt and interest rates.

Financial Condition and Liquidity
•
Consolidated net debt at March 31, 2009 decreased to $1.76 billion from $1.80 billion as of December 31, 2008. In the first quarter, we repaid $100 million under our Helix revolving credit facility. Total debt associated with our Cal Dive consolidated subsidiary, which is non-recourse to Helix, totaled $395 million ($315 million as of December 31, 2008). Net debt to book capitalization as of March 31, 2009 was 51%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.)

•
We incurred capital expenditures for the first quarter of 2009 totaling $61 million, compared with $136 million in the fourth quarter of 2008 and $256 million in the first quarter of 2008. Incurred capital expenditures exclude Cal Dive.

•
In the first quarter of 2009, the holder of the Company’s convertible preferred stock redeemed $30 million of the total outstanding amount of $55 million. In satisfaction of such redemption, the Company issued the holder 5,938,776 shares of Helix common stock. This resulted in a non-cash charge of approximately $29.3 million which reflected the value associated with the additional 3,974,718 shares delivered over the original 1,964,058 shares that were contractually required to be issued upon conversion. Further, the original agreement with the holder required an election in the event the volume weighted average price (“VWAP”) of Helix’s common stock on any future date was less than a certain minimum price ($2.767 per share). The VWAP was below the minimum price on February 25, 2009, at which time the Company elected to reset the conversion price on the remaining balance ($25 million) to $2.767. As a result of the price reset, the holder’s sole right is to convert the preferred shares into 9,035,056 shares of Helix common stock and the Company is no longer permitted to pay dividends in Helix common stock. Following the reset of the minimum price to $2.767 per share, the Company recorded a second non-cash charge totaling $24.1 million in the first quarter of 2009.

* * * * *
Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Wednesday, May 6, 2009, will be webcast live. If you wish to dial in to the call the telephone number is 800 475 0212 (Domestic) or 1-312 470 7004 (International). The pass code is Tripodo. A replay will be available from the Audio Archives page on our website.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization. We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense. Further, we reduce Adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Net debt is calculated as the sum of financial debt less cash and equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2008. We assume no obligation and do not intend to update these forward-looking statements.

Helix Energy Solutions Group, Inc.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2009	2008
	(unaudited)

Net revenues:
Contracting services	$410,794	$270,718
Oil and gas	160,181	171,051

	570,975	441,769

Cost of sales:
Contracting services	325,698	213,514
Oil and gas	84,067	109,672

	409,765	323,186

Gross profit	161,210	118,583
Gain on oil and gas derivative commodity contracts	74,609	—
Gain on sale of assets, net	454	61,113
Selling and administrative expenses	41,353	46,168

Income from operations	194,920	133,528
Equity in earnings of investments	7,503	10,816
Net interest expense and other	22,195	28,001

Income before income taxes	180,228	116,343
Provision of income taxes	64,919	42,700

Income from continuing operations	115,309	73,643
Discontinued operations, net of tax	(2,554)	559

Net income	112,755	74,202
Less net income applicable to noncontrolling interests	5,553	237
Preferred stock dividends	313	881
Preferred stock beneficial conversion charges	53,439	—

Net income applicable to common shareholders	$53,450	$73,084

Weighted Avg. Common Shares Outstanding:
Basic	95,052	90,413

Diluted	105,863	95,086

Basic earnings per share of common stock:
Continuing operations	$0.58	$0.80
Discontinued operations	$(0.03)	—

Net income per common share	$0.55	$0.80

Diluted earnings per share of common stock:
Continuing operations	$0.52	$0.77
Discontinued operations	$(0.02)	—

Net income per common share	$0.50	$0.77

Comparative Condensed Consolidated Balance Sheets

(in thousands)	Mar. 31, 2009	Dec. 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and equivalents	$248,272	$221,852
Accounts receivable	496,812	545,106
Other current assets	220,735	193,065

Total Current Assets	965,819	960,023

Net Property & Equipment:
Contracting Services	1,923,622	1,876,795
Oil and Gas	1,495,728	1,541,648
Equity investments	194,087	196,660
Goodwill	365,641	366,218
Other assets, net	117,791	125,722

Total Assets	$5,062,688	$5,067,066

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$271,969	$344,807
Accrued liabilities	215,704	234,451
Income taxes payable	26,921	—
Current mat of L-T debt (1)	93,644	93,540

Total Current Liabilities	608,238	672,798

Long-term debt (1) (2)	1,912,357	1,933,686
Deferred income taxes	655,796	614,064
Decommissioning liabilities	196,836	194,665
Other long-term liabilities	10,065	83,077
Convertible preferred stock (1)	25,000	55,000
Shareholders’ equity (1)	1,654,396	1,513,776

Total Liabilities & Equity	$5,062,688	$5,067,066

(1)
Net debt to book capitalization — 51% at March 31, 2009. Calculated as total debt less cash and equivalents ($1,757,729) divided by sum of total net debt, convertible preferred stock and shareholders’ equity ($3,437,125).

(2)
Reflects impact of retrospective adoption of accounting standard which required bifurcation of Helix’s convertible senior notes between debt and equity components. Impact on March 31, 2009 and December 31, 2008 was a reduction in debt totaling $32.9 million and $34.8 million, respectively.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2009
Earnings Release:
Reconciliation From Net Income to Adjusted EBITDAX:

	1Q09	1Q08	4Q08
	(in thousands)

Net (loss) income applicable to common shareholders	$53,450	$73,084	$(861,154)
Non-cash impairment and other unusual items	—	16,723	907,608
Preferred stock dividends	53,752	881	550
Income tax provision (benefit)	64,794	42,849	(67,117)
Net interest expense and other	20,593	25,161	31,842
Depreciation and amortization	73,977	78,178	79,299
Exploration expense	476	1,888	27,072

Adjusted EBITDAX	$267,042	$238,764	$118,100

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2009
Earnings Release:
Reconciliation of non-cash impairments and other unusual items:

	1Q09	1Q08	4Q08
	(in thousands)	(in thousands)	(in thousands)

Other charges:
Reversal of disputed oil and gas royalties	(73,549)	—	—
Unrealized gains on 2009 natural gas hedges	(54,635)	—	—
Tax provision associated with above	44,864	—	—

	(83,320)	—	—
Non-cash charges related to convertible preferred stock	53,439	—	—

Other income, net:	$(29,881)	$—	$—

Diluted shares	105,863	95,086	90,802
Per share	$(0.28)	$—	$—

Non-cash goodwill and other intangible impairments:
Goodwill and other intangible impairments	$—	$—	$704,311

Non-cash goodwill and other intangible impairments, net:	$—	$—	$704,311

Diluted shares	105,863	95,086	90,802
Per share	$—	$—	$7.76

Non-cash property impairments:
Property impairments	—	16,723	192,620
Tax provision on property impairments	—	(5,853)	(67,417)

Non-cash property impairments, net:	$—	$10,870	$125,203

Diluted shares	105,863	95,086	90,802
Per share	$—	$0.11	$1.38

Non-cash impairments and other unusual items:
Exploration expense	$—	$—	$27,072
Tax provision on exploration expense	—	—	(9,475)

Non-cash impairments, net:	$—	$—	$17,597

Diluted shares	105,863	95,086	90,802
Per share	$—	$—	$0.19

Non-cash impairments and other unusual items:
Suspended exploratory wells	$—	$—	$18,579
Tax provision on suspended exploratory wells	—	—	(6,503)

Non-cash impairments, net:	$—	$—	$12,076

Diluted shares	105,863	95,086	90,802
Per share	$—	$—	$0.13

Non-cash impairments and other unusual items:
Unproved properties	$—	$—	$8,023
Tax provision on unproved properties	—	—	(2,808)

Non-cash impairments, net:	$—	$—	$5,215

Diluted shares	105,863	95,086	90,802
Per share	$—	$—	$0.06

Bass Lite sale
Bass Lite sale	$—	$—	$6,734
Tax provision on Bass Lite sale	—	—	(2,357)

Non-cash impairments, net:	$—	$—	$4,377

Diluted shares	105,863	95,086	90,802
Per share	$—	$—	$0.05